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                                                                    EXHIBIT 99.2

                           METRO-GOLDWYN-MAYER INC.
                                AMENDMENT NO. 1
                                      TO
                AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

     Metro-Goldwyn-Mayer Inc., a Delaware corporation, hereby adopts this amendment to its Amended and Restated 1996 Stock Incentive Plan (the "Plan") pursuant to Section 8 of the Plan, on July 13, 1999:

     Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

     "(a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan may not exceed 30 million, and the aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted to any one Participant under this Plan may not exceed 15 million during the life of the Plan, subject in each case to adjustment as provided in Section 7 of this Plan."

     Section 4(b) of the Plan is hereby amended and restated in its entirety to read as follows:

     "(b) The aggregate number of Common Shares and Derivative Securities issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan may not at any time exceed 30 million, and the aggregate number of Common Shares and Derivative Securities issued and issuable pursuant to all Awards (including Incentive Stock Options) granted to any one Participant under this Plan may not at any time exceed 15 million during the life of the Plan, subject to in each case adjustment as provided in Section 7 of this Plan."